Exhibit 99.1

Contacts:	Brian Heagler (investors)	(425) 415-6794
	Matt Nichols (media)	(425) 415-6657

FOR IMMEDIATE RELEASE

Microvision signs $10 million convertible preferred stock agreement

BOTHELL, WA – September 10, 2005 – Microvision, Inc. (NASDAQ: MVIS), a leader in light scanning technologies, today announced that it has entered into an agreement with a single institutional investor for the sale of $10 million of convertible preferred stock and warrants. The preferred stock matures on September 10, 2007, at which time it is payable in either cash or registered common stock, at the election of Microvision and is convertible into 1,447,178 shares of common stock, based on a conversion price of $6.91 per share. Microvision can force conversion if the common stock price exceeds $12.09 per share. A 3.5% annual dividend is payable quarterly in either cash or in registered common stock, at the election of Microvision. The warrants will be exercisable for 361,795 shares of common stock at $8.16 per share through September 10, 2009.

“We are pleased to be strengthening our balance sheet and working with a new institutional investor,” said Microvision CEO Rick Rutkowski. “Establishing long-term relationships with high quality investors is an important piece of our overall financing strategy. We believe that a stronger balance sheet, an expanded investor base and our equity position in Lumera should enable us to pursue a variety of alternatives in future financings. We are particularly excited about the growth opportunities we are seeing now and we look forward to continuing to report on our successes.”

About Microvision: www.microvision.com.

Headquartered in Bothell, Wash., Microvision, Inc. is the world leader in the development of high-resolution displays and imaging systems based on the company’s proprietary silicon micro-mirror technology. The company’s technology has applications in a broad range of military, medical, industrial, professional and consumer products.

Forward-Looking Statement Disclaimer

Certain statements contained in this release, including closing of the preferred stock financing, our ability to obtain additional financing, product development, potential product applications and sales, possible growth opportunities, as well as statements containing words like “believe,” and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company’s forward-looking statements include the following: market acceptance of our technologies and products; our ability to obtain financing; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches; the ability to achieve key technical milestones in key products; and other risk factors identified from time to time in the company’s SEC reports, including in its Annual Report on 10-K for the year ended December 31, 2003, and its Quarterly Reports on Form 10-Q.

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